Exhibit 99.2

Gain Therapeutics Announces Pricing of $11.0 Million Public Offering

BETHESDA, Md., June 13, 2024 – Gain Therapeutics, Inc. (“Gain” or the “Company”) (Nasdaq: GANX) today announced the pricing of an underwritten public offering of (i) 7,116,547 shares of its common stock at a public offering price of $1.35 per share and (ii) pre-funded warrants to purchase 1,031,602 shares of common stock in lieu of shares of common stock to certain investors. The pre-funded warrants will be immediately exercisable, and may be exercised at any time after their original issuance. The purchase price of each pre-funded warrant sold in the offering will be equal to the price at which a share of common stock is sold in the offering, minus $0.0001, and the exercise price of each pre-funded warrant will equal $0.0001 per share.

In connection with the offering, Gain has granted the underwriter a 30-day option to purchase up to an additional 1,222,222 shares of common stock at the public offering price, less underwriting discounts and commissions.

Titan Partners Group, a division of American Capital Partners, is acting as the sole bookrunner for the offering.

Gain expects to receive aggregate gross proceeds from the offering, excluding the exercise of the underwriter’s option, if any, of approximately $11.0 million, excluding underwriting discounts and commissions and other offering-related expenses.

The offering is expected to close on or about June 17, 2024, subject to customary closing conditions.

Gain intends to use the net proceeds from the offering to continue clinical and nonclinical development of its lead product candidate GT-02287 for the treatment of neurodegenerative diseases including GBA1 Parkinson’s disease and for general corporate purposes.

The securities in the offering are being offered pursuant to a prospectus supplement and an accompanying base prospectus forming part of a shelf registration statement on Form S-3 (File No. 333-265061), which was previously filed with the Securities and Exchange Commission (“SEC”) and became effective on June 1, 2022. A preliminary prospectus supplement and accompanying base prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying base prospectus may be obtained for free by contacting Titan Partners Group LLC, a division of American Capital Partners, LLC, 4 World Trade Center, 29th Floor, New York, NY 10007, by phone at (929) 833-1246 or by email at prospectus@titanpartnersgrp.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate GT-02287 for the treatment of GBA1 Parkinson’s disease, is currently being evaluated in a Phase 1 clinical trial.

Leveraging AI-supported structural biology, proprietary algorithms, and supercomputer-powered physics-based models, the company’s Magellan™ drug discovery platform can identify novel allosteric binding sites on disease-implicated proteins, pinpointing pockets that cannot be found or drugged with current technologies. Its AI and machine-learning tools and virtual screening capabilities leverage the emerging on-demand compound libraries covering vast chemical spaces of over five trillion compounds to identify and select suitable small molecule hits for experimental validation.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks associated with market conditions and the satisfaction of customary closing conditions related to the offering and uncertainties related to the offerings and the use of proceeds from the offerings. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s prospectus supplement to be filed with the SEC, and the documents incorporated by reference therein, including the Company’s Form 10-K for the year ended December 31, 2023 and Form 10-Q for the quarter ended March 31, 2024.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
CORE IR
(516) 222-2560
ir@gaintherapeutics.com

Media Contacts:
Russo Partners
Nic Johnson and Elio Ambrosio
nic.johnson@russopartnersllc.com
elio.ambrosio@russopartnersllc.com
(212) 845-4242